Exhibit 4.16

From:	Banksy Shipping Company Limited and
Hongbo Shipping Company Limited
80 Broad Street
Monrovia
Liberia

Top Ships Inc.
Trust Company Complex
Ajeltake Island
P.O. Box 1405
Majuro
Marshall Islands MH96960

To:	DVB Bank America N.V.
Zeelandia Office Park
Kaya W.F.G. Mensing 14
Curaçao
Netherlands Antilles
as Agent and as Security Trustee

31 July 2009

Dear Sirs

Loan Facility of up to US$80,000,000

1
We refer to the loan agreement dated 6 October 2008 (as amended by letters dated 15 January 2009 and 18 March 2009 and as further amended and/or supplemented from time to time, the "Loan Agreement") and made between (1) Banksy Shipping Company Limited and Hongbo Shipping Company Limited, as joint and several borrowers, (2) certain banks and financial institutions, as lenders, (3) certain banks and financial institutions, as swap banks, (4) DVB Bank America N.V., as agent and (5) DVB Bank America N.V., as security trustee. Words and expressions defined in the Loan Agreement, unless otherwise defined herein, shall have the same meanings where used in this Letter. References in this Letter to any document are to be construed as references to such document as amended and/or supplemented from time to time. This Letter is a Finance Document.

2	With effect from the date of this Letter, the Loan Agreement shall be, and shall be deemed by this letter to be, amended as follows:

(a)
references throughout to the Maltese flag Ship A and the first priority Maltese Mortgage (and deed of covenant collateral thereto) on Ship A shall be construed to refer to the Liberian flag Ship A and the first preferred Liberian Mortgage on Ship A respectively;

(b)
references throughout to the Liberian flag Ship B and the first preferred Liberian Mortgage on Ship B shall be construed to refer to the Panamanian flag Ship B and the first preferred Panamanian Mortgage on Ship B respectively;

(c)
the definition of, and references throughout, "Finance Documents" shall be construed as if the same included references to this Letter and the "Security and Account Control Agreement" and the "Top Up Loan Fees Letter" (each as defined in the Loan Agreement as amended by this Letter);

(d)	deleting recital (A) and replacing it with the following new recital (A):

"(A)
The Lenders have agreed to make available to the Borrowers a facility of up to $80,000,000 for the purpose of (i) part financing the purchase price of the Ships which are to be constructed by the Builder for, and purchased by, the Borrowers and (ii) financing the payment of certain fees.";

(e)	inserting the following new definitions in clause 1.1:

""Astrale Loan" has the meaning given to "Loan" in the Astrale Loan Agreement;

"Astrale Loan Agreement" means the loan agreement dated as of 24 April 2008 and made between (i) Japan II Shipping Company Limited, as borrower, (ii) Top Ships Inc., as guarantor, (iii) certain banks and financial institutions, as lenders, (iv) DVB Bank SE (formerly known as DVB Bank AG), as swap bank, (v) DVB Bank America N.V., as agent and (vi) DVB Bank America N.V., as security trustee;

"Company Stock" means shares of common stock issued by the Guarantor;

"Guarantor's Group" means the Guarantor and its subsidiaries;

"Pledged Stock" means shares of Company Stock that are:

(i)	beneficially owned by Hongbo and conform to the representations and warranties set forth in Clause 10.25; and

(ii)
are credited to the Securities Account and subject to a Security Interest in favor of the Security Trustee under the Security and Account Control Agreement and in fact constitute "Collateral" thereunder;

"Securities Account" means the account established in the name of Hongbo with the Securities Intermediary pursuant to the Security and Account Control Agreement;

"Securities and Exchange Commission" shall mean the United States Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, or the Securities Exchange Act of 1934, as amended;

"Securities Intermediary" means Deutsche Bank Trust Company Americas, a New York banking corporation;

"Security and Account Control Agreement" means the Security and Account Control Agreement to be entered into between Hongbo, the Securities Intermediary and the Security Trustee in the Agreed Form providing for the grant by Hongbo in favour of the Security Trustee of a Security Interest in the Securities Account and in Hongbo's interest in Pledged Stock;

"Shares Market Value" means, in relation to any share of Pledged Stock, at any particular time for any day (and provided the principal market for Company Stock is The NASDAQ Stock Market's National Market and actual sales price information is available for such security on such securities exchange), the reported sales price at that time of day for a share of Company Stock as reported by such securities exchange; but if either the principal market for Company Stock is not The NASDAQ Stock Market's National Market or actual sales price information is not available for such security on such securities exchange, "Shares Market Value" shall be determined by the Agent (after consultation with the Borrowers) from time to time in its reasonable discretion;

"Top Up Loan Fees Letter" means a letter dated on or around 31 July 2009 and signed or to be signed between DVB Bank America N.V., the Borrowers and the Guarantor in the Agreed Form;

"Top Up Loan" means the Advance made or to be made pursuant to Clause 4.2(i) as may be adjusted from time to time in accordance with Clause 11.31;";

(f)
construing the definition of "Drawdown Notice" in the case of the final Advance relating to Ship B and the Top Up Loan to be a notice in the form set out in Schedule 1 to this Letter (or in any other form which the Agent approves or reasonably requires);

(g)	deleting the definition of "Margin" in clause 1.1 and replacing it with the following new definition of "Margin":

"'Margin" means:

(a)	in relation to any Advance under the Tranche for Ship A, 1.75 per cent. per annum;

(b)	in relation to any Advance under the Tranche for Ship B, 1.55 per cent. per annum;

(c)	in relation to the Top Up Loan and subject to Clause 11.30(c), 6.00 per cent. per annum;";

(h)	deleting the definition of "Tranche" in clause 1.1 and replacing it with the following new definition of "Tranche":

""Tranche" means, in relation to a Ship, the aggregate of the Advances relating to that Ship (excluding, for the avoidance of doubt, the Top Up Loan) as may be adjusted from time to time in accordance with Clause 11.31;";

(i)	deleting clauses 4.2(a), 4.2(b) and 4.2(c) and replacing them with the following new clauses 4.2(a), 4.2(b) and 4.2(c):

"(a)	a Drawdown Date has to be a Business Day during the Availability Period; and the Drawdown Date of the final Advance relating to Ship B shall be the same as the Drawdown Date of the Top Up Loan;

(b)	each Advance shall relate to Ship A, Ship B or the Top Up Loan;

(c)
there shall be no more than 5 Advances relating to each Ship (excluding, for the avoidance of doubt, the Top Up Loan), the aggregate of such Advances relating to a Ship shall not exceed $40,000,000 and there shall only be 1 Advance for the Top Up Loan;";

(j)	inserting the following new clause 4.2(i) and renumbering the existing clause 4.2(i) accordingly:

"(i)	the amount of the Top Up Loan shall not exceed:

(i)	the net amount of the instalment of the purchase price due to the Builder under article 10(b)(v) (delivery) of the Shipbuilding Contract for Ship B on the Drawdown Date; less

(ii)	the amount of the final Advance relating to Ship B to be drawndown on the Drawdown Date for the Top Up Loan; plus

(iii)	$1,820,000;";

(k)	deleting clause 4.8;

(l)	deleting clause 6.2(a) and replacing it with the following new clause 6.2(a):

"(a)
3, 6, 9 or 12 months as notified by the Borrowers to the Agent not later than 11.00 a.m. (London time) 5 Business Days before the commencement of the Interest Period Provided that the Borrowers shall only be permitted to select the same period for both Tranches and the Top Up Loan; or";

(m)	deleting clause 8.1 and replacing it with the following new clause 8.1:

"8.1 Amount of repayment instalments.

(a)
The Borrowers shall repay the Tranche relating to Ship A by 40 equal consecutive quarterly instalments of $527,343.75 each together with a balloon instalment equal to the outstanding balance of that Tranche.

(b)
The Borrowers shall repay the Tranche relating to Ship B by 40 equal consecutive quarterly instalments of $421,875 each together with a balloon instalment equal to the outstanding balance of that Tranche.

(c)	The Borrowers shall repay the Top Up Loan in full on 30 July 2010.";

(n)	deleting clause 8.4 and replacing it with the following new clause 8.4:

"8.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of either Tranche or the Top Up Loan.";

(o)	inserting the following new clause 8.5(d) and renumbering the remainder of clause 8.4 accordingly:

"(d)           no Tranche shall be prepaid if the Top Up Loan has not been repaid in full;";

(p)	deleting clause 8.8 and replacing it with the following new clause 8.8:

"8.8	Mandatory prepayments.

(a)	The Borrowers shall be obliged to prepay in full both the Tranche relating to that Ship and the Top Up Loan, and to comply with Clause 8.12:

(i)	if a Ship is sold, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(ii)
if Ship A becomes a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or

(iii)
if Ship B becomes a Total Loss, on the earlier of the date falling 260 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or

(iv)
if any of a Borrower's rights under a Shipbuilding Contract are assigned (other than pursuant to a Predelivery Security Assignment), novated or sold, on or before the date on which such assignment, novation or sale is executed (in the case of an assignment or novation) or completed (in the case of a sale); or

(v)
if, prior to the Delivery Date of a Ship, the Borrowers arrange financing in part or full of any pre delivery instalment or the delivery instalment of the Shipbuilding Contract for that Ship with a bank or financial institution (other than DVB Bank America N.V.), on or before the first drawdown under such financing; or

(vi)	if any of the following occurs in relation to a Ship, on demand by the Agent:

(A)	any of the events specified in article 11 (a) or 11(c) of the Shipbuilding Contract for that Ship occurs; or

(B)
either the Shipbuilding Contract for that Ship or the Refund Guarantee in relation to that Ship is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in force for any reason; or

(C)
the Shipbuilding Contract for that Ship is amended or varied without the prior written consent of the Majority Lenders except for any such amendment or variation as is permitted by this Agreement or any other relevant Finance Document; or

(D)
that Ship has not for any reason been delivered to, and accepted by, the relevant Borrower under the Shipbuilding Contract for that Ship by the date specified in article 3(a)(iii) of that Shipbuilding Contract, and the Borrowers shall also be obliged on the same prepayment date to procure that there is prepaid, to the extent of the remaining sale or (or as the case may be) Total Loss proceeds, the additional amount (if any) required to ensure that if the ratio set out in clause 10.3 (Value Maintenance) (or any replacement thereof following any amendment and restatement) of the Astrale Loan Agreement were applied immediately following the prepayment in this paragraph, the borrower under the Astrale Loan Agreement would not be obliged to provide additional security or prepay part of the Astrale Loan under clause 10.3 (Value Maintenance) (or any replacement thereof following any amendment and restatement) of the Astrale Loan Agreement.

(b)
If the Guarantor or any other company in the Guarantor's Group completes a public offering or private placement of any of its equity or debt securities at any time during the Security Period, the Borrowers shall procure that, on the date of such completion, an amount equal to the total proceeds (net of any expenses paid to third parties) of such offering or placement is applied:

(i)	firstly, towards prepayment of the Top Up Loan in full (and the Borrowers shall comply with Clause 8.12); and

(ii)
secondly, towards the Astrale to the extent (if any) required to ensure that if the ratio set out in clause 10.3 (Value Maintenance) (or any replacement thereof following any amendment and restatement) of the Astrale Loan Agreement were applied immediately following the prepayment in this paragraph, the borrower under the Astrale Loan Agreement would not be obliged to provide additional security or prepay part of the Astrale Loan under clause 10.3 (Value Maintenance) (or any replacement thereof following any amendment and restatement) of the Astrale Loan Agreement.

(c)
If the Guarantor or any other company in the Guarantor's Group issues any capital stock (including, without limitation, a marketed offering, an "at-the-market" controlled equity offering or any other "at-the-market" offering) at any time during the Security Period, the Borrowers shall procure that, on the date of such issue, an amount equal to the total proceeds (net of any expenses paid to third parties) of such issue is applied:

(i)	firstly, towards prepayment of the Top Up Loan in full (and the Borrower shall comply with Clause 8.12); and

(ii)
secondly, towards the Astrale to the extent (if any) required to ensure that if the ratio set out in clause 10.3 (Value Maintenance) (or any replacement thereof following any amendment and restatement) of the Astrale Loan Agreement were applied immediately following the prepayment in this paragraph, the borrower under the Astrale Loan Agreement would not be obliged to provide additional security or prepay part of the Astrale Loan under clause 10.3 (Value Maintenance) (or any replacement thereof following any amendment and restatement) of the Astrale Loan Agreement.

(d)
If the Guarantor or any other company in the Guarantor's Group sells any ship owned or leased by it (other than either Ship to which Clause 8.8(a) shall apply) at any time during the Security Period, the Borrowers shall prepay the Top Up Loan in an amount equal to the proceeds (net of any expenses paid to third parties and any Financial Indebtedness secured on that ship) of such sale, and to comply with Clause 8.12, on the date on which the sale is completed by delivery of that ship to the buyer.

(e)
On 16 March, 16 June, 16 September and 16 December (each a "Determination Date") in each calendar year and subject to the Top Up Loan being outstanding, the Borrowers shall prepay the Top Up Loan by an aggregate amount equal to the following (in each case calculated in respect of the 3 month period ending on that Determination Date):

(i)	the aggregate hire due and payable to Banksy (or the Security Trustee as Banksy's assignee) under the Charter for Ship A; plus

(ii)	the aggregate hire due and payable to Hongbo (or the Security Trustee as Hongbo's assignee) under the Charter for Ship B; less

(iii)	the aggregate scheduled principal repayments of the Tranche for Ship A; less

(iv)	the aggregate scheduled principal repayments of the Tranche for Ship B; less

(v)	the aggregate scheduled interest payments relating to the Tranche for Ship A; less

(vi)	the aggregate scheduled interest payments relating to the Tranche for Ship 13; less

(vii)	the aggregate scheduled interest payments relating to the Top Up Loan,

If the Top Up Loan is outstanding, the Borrowers shall send to the Agent at least 5 days before each Determination Date a certificate (certified as to their correctness by the chief financial officer of the Borrowers and otherwise, in a form approved by the Agent) setting out figures evidencing the amount of prepayment required under this Clause 8.8(e) on that Determination Date. The Borrowers shall ensure that, at the same time as making a prepayment on a Determination Date, Clause 8,12 is complied with.

Provided that if either Ship A or Ship B is sold or becomes a Total Loss (and the prepayment required under this Clause 8.8 as a result of such sale or Total Loss has been made in full), references to that Ship in paragraphs (i) to (vii) inclusive of this Clause 8.8(e) shall be construed to be deleted and this Clause 8.8(e) shall continue to apply in relation to the remaining Ship.";

(q)	deleting clause 8.10 and replacing it with the following new clause 8.10:

"8.10            Application of partial prepayment.

(a)
Each partial prepayment of the Tranche relating to Ship A shall be applied first against the balloon for that Tranche specified in Clause 8.1(a) and, if such balloon has been reduced to zero, then applied against the quarterly repayment instalments for that Tranche specified in Clause 8.1(a) in inverse order of maturity.

(b)	Each partial prepayment of the Tranche relating to Ship B shall be applied pro rata against the quarterly repayment instalments and the balloon both specified in Clause 8.1(b) for that Tranche.";

(r)	deleting clause 9.1(d)(ii);

(s)	deleting clause 9.1(g);

(t)	inserting the following new clause 10.25 and renumbering the existing clause 10.25 accordingly:

"10.25            Pledged Stock. Each share of Pledged Stock:

(a)
will be owned beneficially by Hongbo with Hongbo having good and marketable title thereto free and clear of any and all Security Interests (except that that the Security Trustee will have a valid Security Interest therein);

(b)
will be free from any restriction (including any restrictive stock legends or stop transfer instructions relating to compliance with applicable securities laws, or whether in the Guarantor's articles of incorporation or by-laws or in any voting or voting trust agreement, agreement among shareholders, agreement with underwriters or other contract, document or understanding) with respect to (1) Hongbo's grant of a Security Interest therein in favor of the Security Trustee, (2) subject to compliance with applicable securities laws, its transferability by Hongbo (or by the Security Trustee as pledgee) and (3) the right of Hongbo (or the Security Trustee, as and if permitted under the Security and Account Control Agreement) to exercise any and all rights with respect to voting, consents, dividends and conversion and any right to receive interest and principal payments;

(c)	will be duly and validly issued, fully paid and non-assessable;

(d)	will be subject to a valid and perfected Security Interest in favor of the Security Trustee under the Security and Account Control Agreement;

(e)
will, not later than 10 days after the Delivery Date of Ship B be, and will remain during the Security Period, subject to a resale registration statement filed with the Securities Exchange Commission, which, when effective, will permit the free resale of the Pledged Stock to the public through brokers' transactions or such other means as the Security Trustee may direct; and

(f)	will not violate any provision of the Investment Company Act of 1940, as amended or any applicable rule, regulation or order of the Securities and Exchange Commission thereunder.";

(u)           inserting the following new clauses 11.30, 11.31 and 11.32:

"11.30            Securities Account.

(a)
The Borrowers shall ensure that the aggregate Shares Market Value of the Pledged Stock is at 5:00 p.m. (New York time) on the last Business Day of March, June, September and December of each calendar year not less than 180 per cent. of the then outstanding Top Up Loan. If the Borrowers at any such time shall not be in compliance with the preceding sentence, and in any event within 10 Business Days of being notified by the Agent of such non-compliance (which notification shall be conclusive and binding on the Borrowers), the Borrowers shall procure that the aggregate Shares Market Value of the Pledged Stock is increased to at least 180 per cent. of the Top Up Loan including, without limitation, procuring that additional Company Stock (deemed to have a Shares Market Value per share equal to that used at the time of the most recent calculation of such Value) is credited to the Securities Account, and that the Agent is provided with evidence satisfactory to the Agent (including a certificate of an officer of Hongbo certifying) that:

(i)
the representations and warranties set out in Clause 10.25 with respect to the Pledged Stock including any additional Company Stock being credited to the Securities Account pursuant to this Clause 11.30(a) are true and correct; and

(ii)	written confirmation from the Securities Intermediary that the relevant amount of Company Stock has been credited to the Securities Account.

(b)
The Borrowers will procure that such action as required by the Agent is taken (including, if necessary, filing a registration statement or amending an already filed registration statement with the Securities and Exchange Commission) to ensure that (i) no later than 10 days after the Delivery Date of Ship B, the Pledged Stock, and (ii) as of the date that any additional Company Stock is credited to the Securities Account pursuant to Clause 11.30(a), such additional Pledged Stock, in each case, will be, and will remain during the Security Period, subject to a resale registration statement filed with the Securities Exchange Commission (the "Resale Registration Statement"), which, when effective, will permit the free resale of the Pledged Stock to the public through brokers' transactions or such other means as the Security Trustee may direct. The Borrowers will procure that the Guarantor shall use its best efforts to have the Resale Registration Statement declared effective as promptly as practicable after the Delivery Date of Ship B and keep it effective at all times during the Security Period. Prior to the date of effectiveness of the Resale Registration Statement and during any time subsequent to the date of its effectiveness the Resale Registration Statement for any reason is not available for use by the Security Trustee for the resale of the Pledged Stock, the Borrowers shall procure that the Guarantor does not file any other registration statement or any amendment thereto with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or request the acceleration of the effectiveness of any other registration statement previously filed with the Securities and Exchange Commission. The Borrowers shall procure that the Guarantor shall furnish to the Agent and its U.S. counsel, Watson, Farley & Williams (New York) LLP, (i) copies of the Resale Registration Statement, any prospectus and any amendments or supplements relating thereto, and all correspondence to or from the Securities and Exchange Commission and its staff relating to the Resale Registration Statement, and (ii) prompt notice of any event or occurrence which would require the Guarantor to amend or supplement the Resale Registration Statement. The Borrowers will cause their counsel Seward & Kissel LLP to deliver upon effectiveness of the Resale Registration Statement an opinion addressed to the Agent and in form and substance satisfactory to the Agent as to the due effectiveness of such registration statement and to such other matters as the Agent may reasonably request.

(c)
In the event the Resale Registration Statement (i) has not been filed with the Securities and Exchange Commission within 10 days after the Delivery Date of Ship B, (ii) has not been declared effective by the Securities and Exchange Commission on or prior to 21 August 2009, or (iii) has been declared effective but shall thereafter cease to effective or fail to be usable for its intended purpose without being succeeded within five Business Days by a post-effective amendment to such Resale Registration Statement that cures such failure and itself is declared effective immediately (each event in clauses (i) through (iii) and for the period of time until the Resale Registration Statement is declared effective or again effective or in the case of clause (iii), becomes usuable, a "Registration Non-Effectiveness Period"), then the Margin in relation to the Top Up Loan shall be increased to 9 per cent. per annum for the duration of the Registration Non-Effectiveness Period. The Borrowers shall use their best efforts to ensure that any Registration Non-Effectiveness Period ends at the earliest possible opportunity. The Borrowers shall reimburse to the Creditor Parties, on the Agent's demand, all costs, fees and expenses (including but not limited to legal fees and expenses) incurred by the Creditor Parties (or any of them) in connection with this Clause 11.30(c). The Borrowers and the Creditor Parties agree that any additional Margin due and payable as a result of this Clause 11.30(c) is a genuine and agreed estimate of the proper compensation for the risks associated with the Lenders not having a filed Resale Registration Restatement which is effective and usable for its intended purpose.

11.31            Top Up Loan adjustment.

(a)
If the Agent notifies the Borrowers at any time referring to this Clause 11.31 that the Borrowers would be obliged to provide additional security or prepay part of the Loan under Clause 15 if the Agent was to serve a notice on the Borrowers under Clause 15.1:

(i)	the Tranche relating to Ship A shall on the date of such notification be reduced by an amount equal to 55 per cent. of the shortfall referred to in Clause 15.2;

(ii)	the Tranche relating to Ship B shall on the date of such notification be reduced by an amount equal to 45 per cent. of the shortfall referred to in Clause 15.2; and

(iii)	the Top Up Loan shall on the date of such notification be increased by an amount equal to the shortfall referred to in Clause 15.2.

(b)
However, the Borrowers may (no more than once every 3 months and subject to the Borrowers' compliance with Clause 15.7) request the Agent to determine the ratio set out in Clause 15.1 and if the Agent notifies the Borrowers that such ratio shows an excess in the security required by Clause 15.1 in an amount of at least US$1,000,000:

(i)	the Tranche relating to Ship A shall on the date of such notification be increased by an amount equal to 55 per cent. of such excess;

(ii)	the Tranche relating to Ship B shall on the date of such notification be increased by an amount equal to 45 per cent. of such excess; and

(iii)	the Top Up Loan shall on the date of such notification be reduced by an amount equal to such excess.

11.32
Designated Transactions relating to Ship B. The Borrowers shall, within 6 months of the Delivery Date of Ship B, enter into one or more Designated Transactions fixing the interest rate for the Tranche relating to Ship B via an interest rate swap mechanism for a minimum period of 3 years but otherwise, on terms in all respects approved by the Agent, with the authorisation of the Majority Lenders.";

(v)	deleting clause 15.1(c) and replacing it with the following new clause 15.1(c):

"(c)          at any time following the Delivery Date of both Ships, the aggregate of:

(i)	the aggregate of the market value (each determined as provided in Clause 15.3) of each Ship subject to a Mortgage; plus

(ii)	the net realisable value of any additional security previously provided under this Clause 15,

is below 115 per cent. (during the period commencing from the final Delivery Date and ending on the date falling 5 years after the first Delivery Date) or 125 per cent. (during the period commencing from the date falling 5 years after the first Delivery Date and ending on the end of the Security Period) of the aggregate of the Loan (excluding the Top Up Loan) and of the Swap Exposure of each Swap Counterparty.";

(w)	deleting clause 17.1(a)(iii) and replacing it with the following new clause 17.1(a)(iii):

"(iii) thirdly, in or towards satisfaction pro rata of each Tranche and the Top Up Loan;";

(x)	inserting the following additional conditions precedent in part C of schedule 4:

"11
Evidence satisfactory to the Agent that Pledged Stock whose aggregate Shares Market Value is at least equal to 180 per cent. of the amount of the Top Up Loan to be drawndown has been credited to the Securities Account.

12	A duly executed original of the Security and Account Control Agreement (and of each document to be delivered by it).

13
A favourable opinion of Seward & Kissel LLP, counsel for the Borrowers, addressed to the Security Trustee and in form and substance satisfactory to the Security Trustee, in respect of the matters specified in Clause 10.25 (other than sub-Clause (e)) and as to such other matters as the Agent may reasonably request.

14
To the extent not provided in the payment instructions in the Drawdown Notice, receipt by DVB Bank America N.V. (or any affiliate of DVB Bank America N.V.) of such aggregate amount as they shall immediately prior to the Drawdown Date certify to be their costs and expenses (including, without limitation, legal expenses) incurred or estimated to be incurred up to and including the Drawdown Date in connection with this Agreement and/or the Astrale Loan Agreement including, without limitation, the work carried out so far in relation to the proposed restructuring and crosscollateralisation of the Astrale Loan, the delivery of Ship B and the documentation and implementation of the Top Up Loan (for which purpose it shall be sufficient if the Agent submits an aggregate figure representing the total costs and expenses incurred or estimated to be incurred up to and including the Drawdown Date in connection with these matters with copies of invoices evidencing such aggregate figure to be provided by the Agent after the Drawdown Date).

15	A duly executed original of the Top Up Loan Fees Letter.

16
A duly executed original of a consent (in a form approved by the Agent) from the Charterer of Ship A to (i) the execution and registration of an addendum to the Mortgage over Ship A and (ii) amending the Quadripartite Agreement to refer to the Loan Agreement as amended.

17
A duly executed original of an addendum (in a form approved by the Agent) to the Mortgage over Ship A; and evidence that such addendum has been duly recorded against Ship A as a valid Liberian mortgage addendum in accordance with the laws of Liberia.

18
Duly signed original corporate documents (including directors' resolutions and, if required, shareholders' resolutions) in a form acceptable to the Agent of each of the Borrowers and the Guarantor authorising and/or ratifying the documents referred to in this Part C.";

(y)
the definition of, and references throughout to, the any of the other Finance Documents shall be construed as if the same referred to those Finance Documents as amended and supplemented by this Letter; and

(z)	references throughout to "this Agreement", "hereunder" and other like expressions shall be construed as if the same referred to the Loan Agreement as amended and supplemented by this Letter.

3	With effect from the date of this Letter, the Guarantee shall be, and shall be deemed by this Letter to be, amended as follows:

(a)           deleting clause 11.14(a) and replacing it with the following new clause 11.14(a);

"(a)	maintain, at all times until the end of the Security Period, a minimum amount of:

(i)	until 30 September 2010, $5,000,000; and

(ii)	thereafter, the greater of (i) $25,000,000 or (ii) $500,000 for each ship owned or leased by any member of the Group,

in bank accounts in its name or in the name of any member of the Group agreed by the Agent in writing from time to time (and, for the purpose of determining compliance with this Clause 11.14(a), an amount of up to $250,000 held by the Guarantor as cash in hand may be included Provided that such cash in hand is freely available to the Guarantor and not subject to a pledge or any other Security Interest), and for the purposes of this Clause 11.14(a) the expression "bank accounts" shall exclude any bank accounts that shall be subject to any Security Interest;"; and

(b)           inserting the following new clause 11.17:

"11.17	The Guarantor shall procure that the Borrowers comply with their obligations under clause 11.30 of the Loan Agreement.".

4
With effect from the date of this Letter, each of the Finance Documents (other than the Loan Agreement, the Quadripartite Agreement in relation to Ship A and the Mortgage over Ship A) shall be, and shall be deemed by this Letter to be, amended as follows:

(a)
the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Letter; and

(b)
references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder" and other like expressions shall be construed as if the same referred to such Finance Document as amended and supplemented by this Letter.

5	The Loan Agreement and the other Finance Documents shall each remain in full force and effect in accordance with its terms save as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in paragraphs 2, 3 and 4 above; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Letter.

6
For the avoidance of doubt, nothing else in this Letter should be construed as an express or implied consent or waiver of any provision of the Loan Agreement or any of the other Finance Documents nor of the existing requirement (which the Borrowers and the Guarantor confirm they will procure) to effect as soon as possible the proposed cross-collateralisation of the Loan Agreement and the Astrale Loan Agreement (as defined in the Loan Agreement as amended by this Letter) in the form required by the Agent.

7
The Borrowers and the Guarantor undertake to procure that the Agent is provided no later than 31 July 2009 with corporate documents (including directors' resolutions and, if required, shareholders' resolutions) in a form acceptable to the Agent of each of the Borrowers and the Guarantor ratifying the execution and performance of this Letter.

8
The Borrowers and the Guarantor shall reimburse on demand to each of the Creditor Parties and their lawyers all legal expenses incurred by each Creditor Party (whether before or after the date of this Letter) in connection with this Letter. Each of the Borrowers and the Guarantor hereby acknowledges that it is jointly and severally liable under this paragraph 8.

9
Each of the Borrowers and the Guarantor will at its own expense and forthwith upon the request of the Agent execute, sign, perfect, do and (if required) register, each and every such further assurance, documents, act or thing as, in the absolute opinion of the Agent, may be necessary for the purpose of implementing the terms and provisions of this Letter; or for the purpose of validly and effectively creating any right or obligation of any kind which the Agent intended should be created by or pursuant to this Letter.

10
With the exception of the persons referred to in paragraph 8 above, no term of this Letter is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Letter. However, notwithstanding any term of this Letter, the consent of the persons referred to in paragraph 8 above (other than the Creditor Parties) is not required for any variation of this Letter (including any release or compromise of any liability hereunder).

11
This Letter may be signed in any number of counterparts (and delivered physically or by e-mail or facsimile transmission) and any such counterparts taken together shall be deemed to constitute one and the same Letter.

12

(a)	This Letter shall be governed by, and construed in accordance with, English law.

(b)	Subject to paragraph 12(c) below, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Letter.

(c)	Paragraph 12(b) above is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:

(i)
to commence proceedings in relation to any matter which arises out of or in connection with this Letter in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(ii)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

None of the Borrowers nor the Guarantor shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Letter.

(d)
Each of the Borrowers and the Guarantor irrevocably appoints Top Tankers (U.K.) Limited at its registered office for the time being (presently at 3rd Floor, 8 Duke Street, London W1U 3EW, England) to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Letter.

(e)
Nothing in this paragraph 12 shall exclude or limit any right which any of the Creditor Parties may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

(f)	In this paragraph 12, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

Yours faithfully

EXECUTED AND DELIVERED	)
AS A DEED by	)
BANKSY SHIPPING COMPANY	)
LIMITED	)
acting by Alexandros Tsirikos	)	/s/ Alexandros Tsirikos
duly authorised in accordance with the laws	)
of the Republic of Liberia	)
such execution being	)
witnessed by:	)
Andreas Louka / Attorney-at-law
/s/ Andreas Louka

EXECUTED AND DELIVERED	)
AS A DEED by	)
HONGBO SHIPPING COMPANY	)
LIMITED	)
acting by Alexandros Tsirikos	)	/s/ Alexandros Tsirikos
duly authorised in accordance with the laws	)
of the Republic of Liberia	)
such execution being	)
witnessed by:	)
Andreas Louka / Attorney-at-law
/s/ Andreas Louka

EXECUTED AND DELIVERED	)
AS A DEED by	)
TOP SHIPS INC.	)
acting by Alexandros Tsirikos	)	/s/ Alexandros Tsirikos
duly authorised in accordance with the laws	)
of the Republic of Liberia	)
such execution being	)
witnessed by:	)
Andreas Louka / Attorney-at-law
/s/ Andreas Louka

We hereby acknowledge receipt of, and agree to the terms of, this Letter.

/s/ John Man	John Man
for and behalf of	Attorney-in-fact
DVB BANK, N.V.
as Agent and as Security Trustee

SCHEDULE 1
DRAWDOWN NOTICE

To:	DVB Bank America N.V.
Zeelandia Office Park
Kaya W.F.G. Mensing 14
Curaçao
Netherlands Antilles
as Agent and as Security Trustee

Attention: Loans Administration [•] July 2009

DRAWDOWN NOTICE

1
We refer to the loan agreement the loan agreement dated 6 October 2008 (as amended by letters dated 15 January 2009 and 18 March 2009 and as further amended and/or supplemented from time to time, the "Loan Agreement") and made between ourselves, as Borrowers, the Lenders referred to therein, the Swap Banks referred to therein, and yourselves as Agent and as Security Trustee in connection with a facility of up to US$80,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow (i) the final Advance relating to Ship B and (ii) the Top Up Loan as follows:

(a)	Amount of the final Advance relating to Ship B: US$[•];

(b)	Amount of the Top Up Loan: US$[•];

(c)	Drawdown Date for (i) the final Advance relating to Ship B and (ii) the Top Up Loan: [•] August 2009;

(d)	Duration of the first Interest Period of the Top Up Loan: [•]., and

(e)
Payment instructions: paying the amount of US$[•] to the account at Woori Bank, Korea (as per the attached payment instructions), and with such aggregate amount to be released from such account in accordance with the procedure set out in the attached payment instructions when (A) you consider that each of the conditions precedent set out in clauses 9.1(b), 9.1(d), 9.1(f) and 9.1(h) of the Loan Agreement has either been satisfied or will immediately following such release be satisfied; and (B) the additional condition referred to in paragraph 3 below is satisfied.

3
We acknowledge that, notwithstanding the signing yet of a letter amending the Finance Documents to provide for the Top Up Loan, the Lenders are permitting the drawdown of (i) the final Advance relating to Ship B and (ii) the Top Up Loan to proceed on the basis that it is an additional condition to the release of such amounts to the Builder that the Borrowers and the Guarantor first sign such a letter amending the Finance Documents on the terms to be agreed between the Borrowers and the Lenders (and this Drawdown Notice is prepared on that basis); and that failure to agree such terms and sign such a letter will result in the aggregate amount transferred being returned to the Agent (in accordance with the attached payment instructions) and the aggregate amount immediately being applied by the Agent towards repayment of the Loan. We undertake joint and severally to fully indemnify you on your demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by you, or which you reasonably and with due diligence estimates that you will incur, as a result of or in connection with the above drawdown not taking place on the above Drawdown Date for whatever reason (including, without limitation, the abovementioned side letter not being signed or the conditions precedent mentioned above not being satisfied for any reason whatsoever) and in respect of any tax (other than tax on your overall net income) for which you are liable in connection with any amount paid or payable to you (whether for your own account or otherwise) under this indemnity. Without limiting the generality of the foregoing indemnity, the foregoing indemnity covers all your financing, mobilisation and legal costs. A notice which is signed by 2 of your officers, which states that a specified amount, or aggregate amount, is due to you under this indemnity and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due save in the case of manifest error.

4	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

5	This notice cannot be revoked without the prior consent of the Majority Lenders.

6	We authorise you to deduct the fees to be paid to the Agent under the Top Up Loan Fees Letter.

7	This Drawdown Notice shall be governed by, and construed in accordance with, English law.

for and on behalf of
BANKSY SHIPPING COMPANY LIMITED and
HONGBO SHIPPING COMPANY LIMITED

for and on behalf of
TOP SHIPS INC.